As filed with the Securities and Exchange Commission on April 1, 2024.

Registration No. 333-228810

Registration No. 333-227481

Registration No. 333-151277

Registration No. 333-35783

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Post-Effective Amendment No. 2 to Registration Statement No. 333-228810

Post-Effective Amendment No. 1 to Registration Statement No. 333-227481

Post-Effective Amendment No. 1 to Registration Statement No. 333-151277

Post-Effective Amendment No. 1 to Registration Statement No. 333-35783

to

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AMERICAN NATIONAL BANKSHARES INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	54-1284688 (I.R.S. Employer Identification No.)

628 Main Street Danville, Virginia (Address of Principal Executive Offices)	24541 (Zip Code)

HomeTown Bank 2005 Stock Option Plan

American National Bankshares Inc. 2018 Equity Compensation Plan

American National Bankshares Inc. 2008 Stock Incentive Plan

American National Bankshares Inc. Stock Option Plan

(Full title of the plans)

John C. Asbury

President and Chief Executive Officer

Atlantic Union Bankshares Corporation

4300 Cox Road

Glen Allen, Virginia 23060

(Name and address of agent for service)

(804) 633-5031

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and together, the “Registration Statements”):

•	Registration Statement on Form S-8 (No. 333-228810), pertaining to the registration and sale of 40,753 shares of common stock of American National Bankshares Inc. (the “Company”), $1.00 par value per share (“Common Stock”) in connection with the HomeTown Bank 2005 Stock Option Plan;
•	Registration Statement on Form S-8 (No. 333-227481), pertaining to the registration and sale of 675,000 shares of Common Stock in connection with the American National Bankshares Inc. 2018 Equity Compensation Plan;
•	Registration Statement on Form S-8 (No. 333-151277), pertaining to the registration and sale of 500,000 shares of Common Stock in connection with the American National Bankshares Inc. 2008 Stock Incentive Plan; and
•	Registration Statement on Form S-8 (No. 333-35783), pertaining to the registration and sale of 150,000 shares of Common Stock in connection with the American National Bankshares Inc. Stock Option Plan.

On July 15, 1999 the Company issued a 2 for 1 stock split and on October 25, 2004 the Company issued a 6 for 5 stock split. The share amounts listed above for Registration Statement No. 333-35783 is presented on a pre-split basis and do not reflect the stock splits.

On April 1, 2024, pursuant to the Agreement and Plan of Merger, dated as of July 24, 2023, by and between Atlantic Union Bankshares Corporation (“Atlantic Union”) and the Company, the Company was merged with and into Atlantic Union (the “Merger”), with Atlantic Union as the surviving corporation. As a result of the Merger, the Company ceased to exist as of 12:01 a.m. on April 1, 2024.

As a result of the Merger, the offerings and sale of securities under the above-listed Registration Statements under the Securities Act of 1933, as amended, which have been previously filed with the Securities and Exchange Commission, have been terminated.  In accordance with the undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, Atlantic Union (as successor to the Company) hereby terminates the effectiveness of the Registration Statements and removes from registration the securities of the Company registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant (as successor to American National Bankshares Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glen Allen, Virginia on this 1st day of April, 2024.

ATLANTIC UNION BANKSHARES CORPORATION
(as successor to American National Bankshares Inc.)

By:	/s/ Robert M. Gorman
Robert M. Gorman Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to each Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.